UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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MEDICAL STAFFING NETWORK HOLDINGS, INC.

901 Yamato Road, Suite 110

Boca Raton, FL 33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be Held on June 5, 2007

To the Stockholders of Medical Staffing Network Holdings, Inc.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Medical Staffing Network Holdings, Inc., a Delaware corporation, will be held at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, FL 33487 on Tuesday, June 5, 2007 at 12:00 p.m., local time, for the purpose of considering and acting upon the following matters:

1.	The election of three Class III directors to serve until our 2010 Annual Meeting; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on Monday, April 16, 2007, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting, at our offices located at 901 Yamato Road, Suite 110, Boca Raton, Florida.

All stockholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,

Robert J. Adamson
Chairman and Chief Executive Officer
April 27, 2007

MEDICAL STAFFING NETWORK HOLDINGS, INC.

901 Yamato Road, Suite 110

Boca Raton, FL 33431

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 5, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (“Board”) of Medical Staffing Network Holdings, Inc., a Delaware corporation, to be voted at our Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, FL 33487 on Tuesday, June 5, 2007 at 12:00 p.m., local time, or any postponement or adjournment thereof (“Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to stockholders on or about April 27, 2007.

As of April 16, 2007, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding 30,261,988 shares of our common stock, par value $0.01 per share (“Common Stock”). The Common Stock is our only class of equity securities outstanding and entitled to vote at the Annual Meeting. Holders of shares of our Common Stock are entitled to one vote on each matter to be voted upon by the stockholders at the Annual Meeting for each share held. The presence, in person or by proxy, of holders of at least a majority of our Common Stock outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

At the Annual Meeting, stockholders will be asked to take the following actions:

1.	To elect three Class III directors to serve until our 2010 Annual Meeting (“Board Nominees Proposal”); and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board Nominees Proposal will be decided by the affirmative vote of a plurality of the voting rights attached to the Common Stock present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited by, or on behalf of, the Board. The persons named in the accompanying form of proxy have been designated as proxies by the Board. Such persons designated as proxies serve as our officers. Any stockholder desiring to appoint another person to represent him or her at the Annual Meeting may do so by completing and executing another form of proxy and delivering it to the attention of our Secretary at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the stockholder appointing such other person to represent him or her to inform such person of this appointment.

All shares of Common Stock represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR the election of each of the Class III nominees in the Board Nominees Proposal herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual Meeting. If a stockholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the stockholder appointing him or her. Member brokerage firms of the New York Stock Exchange, Inc. (“NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon the Board Nominees Proposal. Any “broker non-votes” and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the attention of our Secretary a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

We will bear the cost of solicitation of proxies. Our directors, officers, employees and our retained investor relations consultant, Corporate Communications, may solicit proxies, personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of our Common Stock. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock that such persons hold of record.

BOARD NOMINEES PROPOSAL

The full Board currently consists of eight directors. Our certificate of incorporation provides for the classification of the Board into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon expiration of the term of office of a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified.

The current members of the Board, and the committees of the Board on which they serve, are identified below:

Name	Age	Position	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Robert J. Adamson	48	Chairman and Class III Director	1998				*
Joel Ackerman	41	Class I Director	2001			*
Anne Boykin, PhD, RN	62	Class I Director	2002		*
Philip A. Incarnati	53	Class II Director	2002	*	*	**	*
Edward J. Robinson	66	Class II Director	2005	*
David Wester	47	Class II Director	2005	*
David J. Wenstrup	42	Class III Director	2001		**
C. Daryl Hollis	63	Class III Director	2004	**		*	**

*	Member

**	Chairman

All of our current directors were elected by our stockholders.

At the Annual Meeting, three nominees will be elected as Class III directors. At its meeting on February 16, 2007, the Nominating and Corporate Governance Committee (“Nominating Committee”) recommended that the full Board remain comprised of eight directors and that three Class III directors be elected for a three-year term. If elected, each of the three Class III nominees will serve on the Board until the 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with our bylaws. All Class III nominees recommended for election at the Annual Meeting are current directors and are standing for re-election.

The nominees for election are Robert J. Adamson, David J. Wenstrup and C. Daryl Hollis. If no contrary indication is made, proxies in the accompanying form are to be voted for each of the Class III nominees, or, in the event any of the Class III nominees is not a candidate or is unable to serve as a director at the time of election, for any nominee that is designated by the Board to fill such vacancy, unless the Board determines to reduce the number of directors pursuant to our bylaws. Management has no reason to believe that any of the three Class III nominees for election will be unable to serve.

The two Class I directors have one year remaining on their terms of office and the three Class II directors have two years remaining on their terms of office.

The Board recommends a vote FOR the election of Robert J. Adamson, David J. Wenstrup and C. Daryl Hollis as Class III directors.

Nominees for Election as Class III Directors - Term Expiring 2010

Robert J. Adamson has served as our Chief Executive Officer and a director since our inception in March 1998. Prior to co-founding our company, he served for 15 months as Chief Operating Officer and Chief Financial Officer of TravelPro USA, a privately held consumer products company. Prior to joining TravelPro, Mr. Adamson was the President of StarMed Staffing, L.P, then a wholly owned subsidiary of Medical Resources, Inc. Mr. Adamson also served as the Co-President and Chief Financial Officer of Medical Resources. Prior to his work at StarMed, Mr. Adamson was employed in various financial executive positions for eight years in the computer industry.

David J. Wenstrup became a director in October 2001 in connection with the closing of our recapitalization. Mr. Wenstrup is a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus LLC, where he has been employed since 1997. Prior to 1997, Mr. Wenstrup was with the Boston Consulting Group. Mr. Wenstrup is also a director of Workscape Inc., a web-based human resources company, Spheris Holding III, Inc., a provider of medical transcription services and CCS Medical, a provider of products to chronically ill patients at home.

C. Daryl Hollis became a director in March 2004. Mr. Hollis is a certified public accountant and has served as a business consultant since 1998. He has served in the past as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices, and Senior Vice President and Chief Financial Officer of Pointe Financial Corporation, a bank holding company. Mr. Hollis was also a partner with Ernst & Young LLP from 1977 through 1990. Mr. Hollis is currently a member of several Boards of Directors and chairs the audit committees for each of these Boards.

Class II Directors - Term Expiring 2009

Philip A. Incarnati became a director in October 2002. Since 1989, Mr. Incarnati has been the President and Chief Executive Officer of McLaren Health Care Corporation, a healthcare delivery system. Mr. Incarnati is also a director of King Pharmaceuticals Inc. (NYSE: KG), a branded pharmaceuticals manufacturer, and Provider Healthnet Services, Inc., an information technology and health information management provider. Mr. Incarnati was appointed to the Eastern Michigan University (“EMU”) Board of Regents in 1992 by Michigan Governor John Engler and served as Chairman of the EMU Board of Regents until April 2005. He remains a member of the EMU Board of Regents.

Edward J. Robinson became a director in August 2005. Mr. Robinson, a certified public accountant, was Chief Operating Officer of Meditrust Operating Company, a healthcare REIT, from 1997 to 1998. Previously, Mr. Robinson was President and Chief Operating Officer of Avon Products, Inc. from 1993 to 1997 and Executive Vice President and Chief Financial Officer from 1989 to 1992. Prior thereto, he was Executive Vice President and Chief Financial Officer of RJR Nabisco and held various financial positions with RJR Nabisco and its predecessor companies, Standard Brands and Nabisco Brands. Mr. Robinson serves on the Advisory Board of W.R. Capital Management, L.P. and is the Chairman of the Audit Committee of Bentley Pharmaceuticals, Inc. (NYSE: BNT). Mr. Robinson is a Certified Public Accountant licensed by the State of New York.

David Wester became a director in January 2005. Mr. Wester has been the President of VITAS Healthcare Corporation since 2004 and served as Chief Financial Officer and Treasurer since 1997. Mr. Wester previously served as Executive Vice President for Foundation Health, a Florida Health Plan, Inc. company, and as Executive Vice President and Chief Financial Officer of Care Florida, Inc. (formerly Heritage Health Plan). Mr. Wester began his career with Price Waterhouse.

Class I Directors - Term Expiring 2008

Joel Ackerman became a director in October 2001 in connection with the closing of our recapitalization. Mr. Ackerman is a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus LLC where he has been employed since 1993. He is also a director of Coventry Health Care Inc. (NYSE: CVH), a managed healthcare company, and various private companies.

Anne Boykin, PhD, RN, became a director in July 2002. Since 1990, Dr. Boykin has been Dean and Professor of the Christine E. Lynn College of Nursing at Florida Atlantic University, and, since 1997, has also been Director of the Christine E. Lynn Center for Caring. Dr. Boykin has over 35 years of experience in clinical nursing, nurse management, nurse education and academia.

Non-Director Executive Officers

Set forth below is certain information concerning our non-director executive officers:

Name	Age	Current Position	Employee Since
Kevin S. Little	36	President, Chief Financial Officer, Secretary and Treasurer	1998
Patricia G. Donohoe, RN	54	Chief Nursing Officer and Executive Vice President	1998

Kevin S. Little has been President since May 2004 and reassumed the role of Chief Financial Officer in May 2006, a position he previously served in from our inception in March 1998 until August 2004. Mr. Little has also served as our Secretary and Treasurer since our inception. Prior to co-founding our company, Mr. Little was a founder, Co-President and Chief Financial Officer of TBM Staffing, Inc. and President of the company’s predecessor, Southeast Staffing Partners, Inc., healthcare staffing services companies established in 1997. Prior to TBM Staffing and Southeast Staffing Partners, Inc., he was Corporate Controller for Medical Resources, Inc. Before his work at Medical Resources, Inc., Mr. Little was employed at Ernst & Young, LLP.

Patricia G. Donohoe, RN, has served as our Chief Nursing Officer since December 2002, Executive Vice President since December 2001 and Chief Operations Officer from March 1998 to December 2001. Prior to co-founding our company, Ms. Donohoe was a founder and Co-President of TBM Staffing, Inc. Ms. Donohoe has over 25 years of healthcare staffing experience in senior management positions with NSI Services, Inc., MRA Staffing, Inc., Olsten Healthcare and StarMed Staffing, L.P.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. All of our corporate governance materials, including our Corporate Governance Guidelines, charters of various committees of the Board and our Code of Business Conduct and Ethics are available in the “Investor Relations” section of our website at www.msnhealth.com. Such documents are also available in print to any stockholder who requests it. Stockholders may send a written request for such documents to the attention of the Secretary of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. The Board regularly reviews corporate governance developments and modifies our corporate governance materials as warranted. We will post any modifications to our corporate governance materials on our website.

Director Independence

It is the policy of the Board that a substantial majority of its members be independent from management and the Board has adopted director independence guidelines that meet the listing standards of the NYSE. In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of director independence. The Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between us and each director or any member of his or her immediate family. Following this review, the Board determined, by applying the independence standards contained in Section 303A.00 of the NYSE’s Listed Company Manual, that each of our directors, other than Robert J. Adamson, is independent of us and our management in that none has a direct or indirect material relationship with our company. Mr. Adamson is not considered an independent director because of his employment as our Chief Executive Officer. The independent directors are Messrs. Ackerman, Hollis, Incarnati, Robinson, Wenstrup and Wester and Dr. Boykin.

Nomination and Qualifications of Directors

The Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating Committee does not solicit director nominations but will consider stockholder recommendations sent to the attention of the Chairman of the Nominating Committee of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Stockholders’ nominations for directors must be made in writing and contain a sufficient description of the qualifications and background of the candidate to enable the Nominating Committee to assess his or her qualifications. The Board, with the assistance of the Nominating Committee, is responsible for reviewing, on an annual basis, the requisite skills and characteristics of members of the Board. This assessment includes an evaluation of the independence, business, strategic and financial skills of each director and how each member’s overall experience relates to the needs of the Board as a whole.

Communications with the Board

Stockholders and other interested parties may communicate directly with the Board or the non-management directors, individually or as a group, by sending a written correspondence to the attention of the Chairman of the Nominating Committee of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Additional methods of communicating with the Board or the non-management directors are disclosed in our Code of Business Conduct and Ethics, which is available in the “Investor Relations” section of our website at www.msnhealth.com. All such communications will be forwarded to the Board or the non-management directors as requested in the communication. Communications that relate to our accounting, internal accounting controls or auditing matters are referred to the Chairman of the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available in the “Investor Relations” section of our website at www.msnhealth.com.

BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board

During fiscal 2006, the Board met six times and acted by written consent three times. Each director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served. We do not have a policy with regard to attendance by our board members at the Annual Meeting of Stockholders, however we encourage all of our directors to attend. Mr. Adamson attended the 2006 Annual Meeting.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee.

In addition to the standing committees mentioned above, the Board has adopted a policy of holding periodic executive sessions of the Board in which management directors and other members of management do not participate. Philip A. Incarnati, the Chairman of the Nominating Committee, has been selected to preside over such periodic executive sessions. The non-management directors did not hold any executive sessions during fiscal 2006.

Audit Committee

The Audit Committee currently consists of Messrs. Hollis, Robinson, Incarnati and Wester. In February 2007, the Audit Committee expanded to four members with the addition of Mr. Wester. During fiscal 2006, the Audit Committee met six times. The Board has determined that each of Messrs. Hollis, Robinson, Incarnati and Wester meets the independence standards of the NYSE for audit committee members and the independence standards under the applicable rules and regulations of the Securities and Exchange Commission. Mr. Hollis also serves on the audit committees of LOUD Technologies, Inc. (NASDAQ: LTEC) and SAN Holdings, Inc.

(OTC: SANZ). The Board has determined that Mr. Hollis satisfies the requirements for an “audit committee financial expert” and has designated Mr. Hollis as our audit committee financial expert.

The Board has adopted a charter for the Audit Committee, which is available in the “Investor Relations” section of our website at www.msnhealth.com. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal audit department; and

•	the qualifications, performance, independence and terms of engagement of our independent registered public accounting firm.

In addition, the Audit Committee provides an avenue for communication between our independent registered public accounting firm, internal audit department and the Board. The Audit Committee has the sole authority to employ our independent registered public accounting firm, and to approve any proposed non-audit work to be conducted by our independent registered public accounting firm. The Audit Committee is expected to regularly review the independent registered public accounting firm’s work plan, staffing comments, bills and work product.

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees the financial reporting process on behalf of the Board of Medical Staffing Network Holdings, Inc. (“Medical Staffing Network”). Management has the primary responsibility for the financial statements and the reporting process including the system of internal control. The Audit Committee is directly responsible for the appointment and oversight of the work of Ernst & Young LLP (“Ernst & Young”), Medical Staffing Network’s independent registered public accounting firm, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Medical Staffing Network’s accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States. Ernst & Young reported to the Audit Committee:

•	all critical accounting policies and practices to be used;

•

all alternative treatments within accounting principles generally accepted in the United States for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young; and

•	other material written communications between Ernst & Young and management.

In addition, the Audit Committee has reviewed and discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended, received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young its independence from management and Medical Staffing Network.

The Audit Committee discussed with Ernst & Young the overall scope and plans for its audit. The Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its audit, its evaluation of Medical Staffing Network’s internal control, and the overall quality of Medical Staffing Network’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in Medical Staffing Network’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

THE AUDIT COMMITTEE

C. Daryl Hollis

Edward J. Robinson

Philip A. Incarnati

David Wester

Compensation Committee

The Compensation Committee currently consists of Messrs. Incarnati and Wenstrup and Dr. Boykin. During fiscal 2006, the Compensation Committee met one time. The Board has determined that Messrs. Incarnati and Wenstrup, and Dr. Boykin meet the independence standards of the NYSE.

The Board has adopted a charter for the Compensation Committee, which is available in the “Investor Relations” section of our website at www.msnhealth.com. The Compensation Committee reviews and reassesses the adequacy of its charter periodically and recommends any proposed changes to the Board for approval.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	formulate, evaluate and approve the compensation of our directors, executive officers and key employees and oversee all incentive and equity based compensation programs;

•

review and approve our corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate our Chief Executive Officer’s performance in light of those goals and objectives;

•	determine and approve our Chief Executive Officer’s compensation based on this evaluation; and

•

make recommendations to the Board regarding the compensation of directors, executive officers and key employees (other than our Chief Executive Officer) as well as with respect to incentive compensation plans and equity-based plans.

Please see the Compensation Discussion and Analysis section of this Proxy Statement for a description of the processes and procedures for considering and determining executive officer and director compensation. The Compensation Committee Report follows the Compensation Discussion and Analysis included in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Messrs. Ackerman, Hollis and Incarnati. The Board has determined that Messrs. Ackerman, Hollis and Incarnati meet the independence standards of the NYSE. The Nominating Committee met one time during the 2006 fiscal year.

The Board has adopted a charter for the Nominating Committee, which is available in the “Investor Relations” section of our website at www.msnhealth.com. The Nominating Committee reviews and reassesses the adequacy of its charter periodically and recommends any proposed changes to the Board for approval.

The purposes of the Nominating Committee are to assist the Board in:

•	identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board);

•	selecting, or recommending the Board select, the director nominees for the next Annual Meeting of Stockholders;

•	overseeing the evaluation of the Board and management;

•	reviewing the corporate governance guidelines and our Code of Business Conduct and Ethics; and

•	generally advising the Board on corporate governance and related matters.

The Nominating Committee will identify potential nominees for director with the highest degree of personal and professional integrity. The Nominating Committee will take into account such factors as diversity, experience and skill. Nominees will be evaluated on the basis of their experience, ability and judgment, and will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of our stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with our interests. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by our Chief Executive Officer and stockholders. A complete statement of the qualifications and criteria that the Board looks for in determining candidates for election to the Board is set forth in our Corporate Governance Guidelines available in the “Investor Relations” section of our website at www.msnhealth.com.

The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified by our Chief Executive Officer or the Nominating Committee. A stockholder wishing to nominate a candidate should do so in accordance with the guidelines set forth under the heading “Additional Information–Stockholder Proposals for 2008 Annual Meeting of Stockholders” beginning on page 34.

Finance Committee

From time to time, the Board may appoint at least three members to serve on its Finance Committee, the majority of which must meet the independence standards of the NYSE. The Finance Committee currently consists of Messrs. Adamson, Hollis and Incarnati. The Board has determined that Messrs. Hollis and Incarnati meet the independence standards of the NYSE. The Finance Committee did not meet during the 2006 fiscal year.

The purposes of the Finance Committee are to assist the Board in:

•

considering and making recommendations to the Board with respect to proposed business acquisitions or divestitures whose total consideration is greater than $10.0 million either individually or in aggregate for the fiscal year;

•

considering and making recommendations to the Board regarding any financing of proposed acquisitions by us including, if applicable, issuances of equity securities or other types of financing vehicles; and

•	performing such other functions as the Board may from time to time assign.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of the Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

This section includes information regarding, among other things, the overall philosophy and objectives of our compensation program and each element of compensation that we provide.

This section provides information regarding our compensation program for our Chief Executive Officer and Chief Financial Officer, as well as the other individuals reflected in the Summary Compensation Table herein. Collectively, we refer to these persons throughout this Proxy Statement as the “named executive officers.”

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy and objectives. The Compensation Committee ensures that the total compensation paid is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Compensation Committee administers our compensation program for our directors, key employees and senior managers, including our named executive officers. It has structured our compensation program with a view toward ensuring our financial strength, encouraging growth and maximizing long-term stockholder value. The objective of the Compensation Committee is to establish compensation levels that will enable us to attract, motivate, reward and retain qualified executive officers. Our compensation program is designed to focus and direct the energies and efforts of our executive officers toward achieving specific company, divisional and strategic objectives.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns our executive officers’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executive officers in our industry. To that end, the Compensation Committee believes that our compensation program should include both cash and non-cash compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for our executive officers, including non-cash compensation. Our Compensation Committee and Chief Executive Officer annually review the performance of our other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Board by the Compensation Committee. The Compensation Committee can modify any recommended adjustments or awards to our executive officers.

Setting Executive Compensation

General. The Compensation Committee has structured our annual and long-term incentive-based cash and non-cash compensation program to motivate our key employees and executive officers to achieve our business goals, and reward them for achieving such goals. The compensation program has three principal components: base salary, discretionary cash bonuses and long-term incentive compensation paid in the form of stock options. In addition, our key employees and executive officers may elect to participate in our deferred compensation plans and other benefit plans generally available to all employees.

In February 2007, the Compensation Committee recommended, and the Board approved, that we engage the services of a compensation consultant, if appropriate, to review our compensation programs to ensure that our compensation remains competitive with the companies we compete with as well as public companies of comparable size and industry type. In the event we engage such compensation consultant, we anticipate that the compensation consultant will help us determine the salary levels, discretionary cash bonuses and long-term incentive compensation that we should pay to our key employees and executive officers in the future. We also expect the compensation consultant to provide us with survey information for other companies similar to ours. We believe that this additional information will broaden our awareness of the practices of the companies who compete with us for management talent.

Base Salary. We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The current base salaries for certain of our executive officers were fixed pursuant to written employment agreements. See “Employment Agreements” beginning on page 17. The base salary ranges are determined for each executive officer based on his or her position and responsibility, and based upon industry experience. Any adjustments in the base salaries of our executive officers who are party to an employment agreement, other than our Chief Executive Officer, and the base salaries of our executive officers who are not party to an employment agreement, will be determined by the Compensation Committee based upon a combination of data derived from current surveys of compensation levels for similar positions in public companies of comparable size and industry type and a subjective review of the executive officer’s performance by our Chief Executive Officer and the Compensation Committee, and the attainment of financial and operational objectives, with no specified weight being given to any of these factors. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility.

Bonuses. To reward superior performance and contributions made by our executive officers, we may award discretionary cash bonuses annually, based on the achievement of specific financial and operational goals and other factors. The relevant goals and the weight assigned to each goal are tailored to each executive officer based upon his or her area of responsibility. Each executive officer receives a detailed memorandum setting forth the goals that must be achieved in order to earn the maximum discretionary cash bonus and the relative weight assigned to each goal on an annual basis. We aim to provide meaningful yet challenging goals relative to the expected performance of our executive officers. In establishing the goals, we strive to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results. We benchmark our targets to ensure they are fair compared to our industry.

Based upon the recommendation of our Chief Executive Officer, the Compensation Committee establishes target annual incentive bonus opportunities for each of our named executive officers (other than our Chief Executive Officer) at the beginning of each fiscal year. These opportunities are established in accordance with the overall philosophy and objectives of our compensation program. Annual incentive bonus opportunities are generally tied to the achievement of specific financial and operational performance goals. Each of the performance goals has a budget, target and maximum level of payment opportunity. At the end of each fiscal year, our Chief Executive Officer provides the Compensation Committee with his recommendations regarding the performance of each of our named executive officers (other than our Chief Executive Officer) against his or her performance goals. The Compensation Committee can increase or decrease the amount of the annual incentive bonus in its discretion. Annual incentive bonus opportunities and discretionary bonuses may also be awarded to our named executive officers based on recommendations from our Chief Executive Officer and the Compensation Committee using other factors.

For fiscal 2006, the annual incentive bonus opportunities for Robert J. Adamson, Kevin S. Little and Patricia G. Donohoe were based on our attaining specific annual consolidated EBITDA targets. EBITDA is defined as net income before interest expense, provision for taxes, depreciation, amortization and unusual charges. The range of incentive bonuses for Messrs. Adamson and Little and Ms. Donohoe was from between 50% of base salary if 100% of the performance target was achieved, and up to 105% of base salary if greater than 200% of the performance target was achieved. In February 2007, our Chief Executive Officer met with the Compensation Committee to review the accomplishments of each of our named executive officers during fiscal 2006 against our targeted consolidated financial goals established at the beginning of the fiscal year. In fiscal 2006, we did not achieve all of our targeted consolidated financial goals. As a result, the Compensation Committee did not recommend that Messrs. Adamson and Little and Ms. Donohoe receive any incentive awards for fiscal 2006.

In February 2007, the Compensation Committee awarded a discretionary bonus to Mr. Adamson in the amount of $112,500, representing approximately 25% of his base salary, and a discretionary bonus to Mr. Little in the amount of $91,875, representing approximately 25% of his base salary, in recognition of the significant ongoing contributions those individuals have made to our company. The discretionary bonuses awarded by the Compensation Committee to Messrs. Adamson and Little were not related to fiscal 2006 performance and will be reported in the fiscal 2007 bonus column of the Summary Compensation Table.

2001 Stock Incentive Plan. We use stock options as a means of aligning the interests of our key employees and executive officers with the interests of our stockholders, by ensuring that they have a direct interest in increasing stockholder value. The purpose of our 2001 Stock Incentive Plan is to:

•	give our key employees and executive officers an opportunity to acquire shares of our Common Stock;

•	provide an incentive for our key employees and executive officers to continue to promote our best interests;

•	enhance our long-term performance; and

•	provide an incentive for our key employees and executive officers to join or to remain employees of our company.

Pursuant to our 2001 Stock Incentive Plan, we may award our key employees and executive officers incentive stock options and nonqualified stock options. Grants made since our inception through the end of fiscal 2006 have generally been limited to those made in connection with initial employment or promotion. Newly hired or promoted key employees typically receive their stock options awards on their date of hire or date of promotion.

Under the plan, the Compensation Committee may grant option awards and determine the exercise period, exercise price and such other conditions and restrictions as it deems appropriate for each grant. In general, options vest ratably over a period of three to four years, and the holder must exercise vested options within ten years and one day from the grant date. Incentive stock options granted to a 10% stockholder must be exercised within five years and one day from the grant date. Option grants are approved prior to or on the grant date with an exercise price equal to the closing price of our Common Stock on the NYSE on the grant date. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our Common Stock on the NYSE on the grant date, nor has it granted options which are priced on a date other than the grant date.

On December 1, 2005, the Compensation Committee accelerated the vesting of all unvested stock options awarded under our 2001 Stock Incentive Plan, with the exception of Mr. Little, Larry McPherson (our former Chief Financial Officer) and Gary Peck (our former Chief Operating Officer), who only had their options that were scheduled to vest in fiscal 2006 accelerated. As a result of the acceleration, options to acquire approximately 374,000 shares of our Common Stock (representing approximately 18% of the total outstanding options at that time), which otherwise would have vested periodically over the subsequent 48 months, became immediately exercisable.

Vesting and exercise rights cease upon 90 days after termination of employment, except in the case of disability or death (subject to a six month limitation). In addition, the Board or its Compensation Committee may, in its sole discretion, redeem the stock options of any holder whose employment is terminated for any reason (including death, disability or otherwise) in exchange for a cash payment to the holder or to a deceased holder’s estate equal to the product of: (i) the number of the exercisable options held by the holder and (ii) the difference between the exercise price and the fair market value of our Common Stock. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option.

We did not grant any options to our named executive officers during fiscal 2006, and none of our named executive officers exercised any options during fiscal 2006.

Deferred Compensation Plans. Our voluntary defined contribution 401(k) profit sharing plan allows certain employees, including our named executive officers, to defer up to 25% of their annual salary up to the adjusted IRS maximum each year. In addition, the 401(k) plan provides for matching 50% of the participants’ contributions, up to a maximum of 7% of the participants’ salary contributed and provides for a discretionary matching contribution, which would be allocated to each employee based on the employee’s annual pay divided by the total annual pay of all participants eligible to receive such contribution. Deferred amounts are credited with earnings or losses based on the rate of return of the funds selected by the participants. Distributions are paid as elected by the participant, from their respective 401(k) accounts, pursuant to the provisions of our existing 401(k) plan.

In addition, we have established a nonqualified deferred compensation plan for our senior managers, including our named executive officers. The deferred compensation plan allows for its participants to defer up to 100% of their annual salary up to the adjusted 401(k) maximum that can be deferred under the 401(k) plan (see above). In addition, we may match 50% of the participant’s contributions, up to a maximum of 7% of the participant’s salary contributed, a match that is consistent with our existing 401(k) plan. Participants may also contribute 100% of any excess contributions, excess company match and potential earnings from the prior year’s 401(k) discrimination testing refunds. The plan is a nonqualified unfunded deferred compensation plan and all participants’ contributions are held in our name. Distributions are paid in a lump sum either upon termination or on a specified date (at least one year after the annual enrollment date), as elected by the participant. We do not fund the deferred compensation plan. We matched a portion of the participant’s contributions in fiscal 2006 pursuant to the provisions of the plan (see the Nonqualified Deferred Compensation Table on page 24 for amounts matched).

We provide a deferred compensation program to permit eligible participants to save for retirement on a tax-deferred basis. Our deferred compensation plans permit the eligible participants to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool, because many of the companies with which we compete for executive talent provide similar deferred compensation plans for their key employees and executive officers.

Other Compensation. Prior to our recapitalization in 2001, we made loans to Messrs. Adamson and Little and Ms. Donohoe in connection with their purchases of our restricted stock, which were evidenced by promissory notes bearing interest at the prime rate announced from time to time by the Wall Street Journal. The loans had a ten-year maturity. Pursuant to the terms of the written employment agreements with Messrs. Adamson and Little and Ms. Donohoe, we agreed that during any calendar year in which the promissory notes were outstanding, the individual would be entitled to receive compensation equal to the amount of interest accrued under such promissory note during such calendar year plus the amount of applicable taxes due with respect to such compensation such that the net after-tax compensation amount shall equal such amount of accrued interest. Mr. Adamson and Ms. Donohoe have repaid their loans in full. The amount of interest accrued under Mr. Little’s promissory note during fiscal 2006 (together with the applicable taxes) is set forth in the All Other Compensation Table herein.

Insurance. Our named executive officers are entitled to participate in our health, life and disability insurance plans. Our named executive officers receive company-sponsored life insurance equal to their annual salary, up to a maximum amount of $350,000. This is the same company-sponsored life insurance plan that is available to all of our employees on a nondiscriminatory basis.

Perquisites and Other Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive officer and key employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. During fiscal 2006, our named executive officers were only provided participation in the plans and programs described above, and none of our named executive officers received any other perquisites or other benefits, which conferred a direct or indirect benefit having a personal aspect and which were not generally available to all of our employees on a nondiscriminatory basis. Attributed costs of the perquisites and other benefits described above for our named executive officers for fiscal 2006 are reflected in the Summary Compensation Table herein.

Severance Payments. Pursuant to the terms of the written employment agreements with certain of our named executive officers, we have agreed to provide severance payments and other benefits to such employees in the event their employment terminates for a qualifying event or circumstance, such as a termination by us without “cause,” a termination by the employee with “good reason,” and a termination within 12 months following a “change in control,” as such terms are defined in the employment agreements. We believe such payments are designed to promote the stability and continuity of our senior management. Information regarding the applicable payments under such employment agreements are provided under the headings “Employment Agreements” below and “Potential Payments Upon Termination or Change-in-Control” beginning on page 25.

Deductibility of Executive Compensation. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. None of our executive officers received in fiscal 2006 non-performance based compensation in excess of this limit, and, at this time, we do not expect that any executive officer will receive compensation in excess of this limit in fiscal 2007. Accordingly, the Compensation Committee did not need to take any action to preserve the deductibility of the compensation paid to our executive officers. The Compensation Committee will continue to monitor this situation, however, and will take appropriate action if it is warranted in the future.

Accounting for Stock-Based Compensation. On December 26, 2005, we began accounting for stock-based payments, including our 2001 Stock Incentive Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which requires us to recognize expenses related to the fair value of share-based compensation awards. See Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Employment Agreements

On August 20, 2001, we entered into amended and restated employment agreements with Robert J. Adamson, Kevin S. Little and Patricia G. Donohoe, amending and restating their original employment agreements, dated June 1, 1998. Mr. Adamson serves as our Chief Executive Officer, Mr. Little serves as our President and Chief Financial Officer and Ms. Donohoe serves as our Chief Nursing Officer and Executive Vice President.

Subject to earlier termination as described below, the employment terms for both Mr. Adamson and Mr. Little expire on December 26, 2007 and Ms. Donohoe on October 26, 2007, provided that, unless we or Messrs. Adamson and Little and Ms. Donohoe, as the case may be, gives written notice of non-renewal not later than 90 days prior to the end of the term (or any extension of the term), the term will be automatically extended by one additional year.

The annual base salaries under the employment agreements as of December 31, 2006 is as follows:

Name of Executive	Annual Base Salary
Robert J. Adamson	$450,000
Kevin S. Little	$367,500
Patricia G. Donohoe	$100,000

In addition, the employment agreements provide for participation in our bonus incentive pool on terms determined by the Board.

Each of the above agreements contains the following additional provisions:

Notwithstanding the employment term described above, the employee’s employment will end on the earlier to occur of:

•	a termination of employee’s employment due to the employee’s death or disability;

•	a termination by us with or without “cause,” as defined in the agreements; and

•	a termination by the employee with or without “good reason,” as defined in the agreements.

In the event that the employee’s employment terminates for any reason, the employee will receive all accrued but unpaid compensation plus all accrued but unused vacation time and unreimbursed expenses through the date of such termination.

In the event that the employee’s employment is terminated by us without cause (other than by reason of death or disability), or the employee voluntarily resigns with good reason, in addition to the amounts described in the preceding paragraph, the employee will continue to receive his or her base salary for a period of 12 months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period. After such period, Messrs. Adamson and Little, at their option, can continue to participate in our standard healthcare plans, at their own expense.

In the event that the employee’s employment is terminated within 12 months following a “change in control” of our company, as defined in the agreements, in addition to the payments described in the preceding paragraphs, the employee will receive a lump-sum payment equal to two times the sum of the employee’s base salary and other compensation provided under the employment agreement. In addition, if at the time of such termination the employee holds any stock options or warrants, we will cash out those options or warrants based upon the spread between the fair market value of the underlying shares and the applicable exercise price, if any. See “Potential Payments Upon Termination or Change-in-Control” beginning on page 25.

In the event that:

•

any amount or benefit paid or distributed to the employee pursuant to the employee’s employment agreement, taken together with any amounts or benefits otherwise paid or distributed to the employee, are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed, and

•	it would be economically advantageous to the employee to reduce such payments to avoid imposition of an excise tax,

the payments shall be reduced to an amount which maximizes the aggregate present value of such payments without causing such payments to be subject to any excise tax. This reduction will only be made if the net after-tax amount to be received by the employee after giving effect to the reduction will be greater than the net after-tax amount that would be received by the employee without the reduction.

Following any termination of the employee’s employment, the employee will remain subject to certain restrictive covenants, including non-competition, non-solicitation and non-interference restrictions for a period of up to three years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees Medical Staffing Network’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities and Exchange Act of 1934 with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David J. Wenstrup

Philip A. Incarnati

Anne Boykin

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Robert J. Adamson Chairman and Chief Executive Officer	2006	450,000	—	—	—	—	—	13,300	463,300
Kevin S. Little President and Chief Financial Officer	2006	367,500	—	—	—	—	—	116,262	483,762
Patricia G. Donohoe, RN Chief Nursing Officer and Executive Vice President	2006	140,634	—	—	—	—	—	10,714	151,348
N. Larry McPherson (1) Former Chief Financial Officer	2006	85,729	—	—	—	—	—	167,244	252,973
Gary Peck (2) Former Chief Operating Officer	2006	30,472	—	—	—	—	—	356,712	387,184

(1)	N. Larry McPherson resigned from his position as Chief Financial Officer effective April 28, 2006. If Mr. McPherson was employed by us as of December 31, 2006, he would have been considered a named executive officer. In connection with Mr. McPherson’s resignation, we agreed: (i) to pay to Mr. McPherson the equivalent of 12 month’s salary in the aggregate amount of $236,250, payable in installments, minus applicable taxes, coinciding with our payroll period; (ii) to provide for Mr. McPherson continued coverage valued in the aggregate amount of $12,000 under our health plan COBRA provisions at no additional cost to Mr. McPherson; and (iii) all amounts accrued but unpaid through the date of termination, including accrued but unused vacation and any unreimbursed expenses, in the aggregate amount of $9,266. The Employment Agreement, pursuant to which we agreed to make such payments to Mr. McPherson, was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 26, 2004.

(2)	Gary Peck resigned from his position as Chief Operating Officer effective January 16, 2006. If Mr. Peck was employed by us as of December 31, 2006, he would have been considered a named executive officer. In connection with Mr. Peck’s resignation, we agreed: (i) to pay to Mr. Peck the equivalent of 12 month’s salary in the aggregate amount of $375,000, payable in installments, minus applicable taxes, coinciding with our payroll period; (ii) to provide for Mr. Peck continued coverage valued in the aggregate amount of $12,000 under our health plan COBRA provisions at no additional cost to Mr. Peck; and (iii) all amounts accrued but unpaid through the date of termination, including accrued but unused vacation and any unreimbursed expenses, in the aggregate amount of $1,626. The General Waiver and Release of Claims, pursuant to which we agreed to make such payments to Mr. Peck, was filed as Exhibit 10.18 to our Annual Report on Form 10-K for the fiscal year ended December 25, 2005.

ALL OTHER COMPENSATION TABLE

The following table details each item of compensation of our named executive officers for the fiscal year ended December 31, 2006, required to be included in the “All Other Compensation” column in the Summary Compensation Table above.

Name	Year	Other Personal Benefits ($)		Tax Reimburse- ments ($)		Insurance Premiums ($)	Company Matching of Annual Contributions to Nonqualified Deferred Compensation Plan ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
Robert J. Adamson Chairman and Chief Executive Officer	2006	—		—		5,800	7,500	—	—	13,300
Kevin S. Little President and Chief Financial Officer	2006	60,767	(1)	35,995	(1)	12,000	7,500	—	—	116,262
Patricia G. Donohoe, RN Chief Nursing Officer and Executive Vice President	2006	—		—		5,800	4,917	—	—	10,714
N. Larry McPherson Former Chief Financial Officer	2006	—		—		12,000	5,316	149,928	—	167,244
Gary Peck Former Chief Operating Officer	2006	—		—		12,000	—	344,712	—	356,712

(1)	Represents amounts paid to Mr. Little in the amount of the interest accrued on loans initially made by us relating to his purchase of restricted stock from us prior to 2001, plus an amount necessary to pay taxes due with respect to such amounts or $60,767 and $35,995, respectively.

Narrative to Summary Compensation Table

Please see the Compensation Discussion and Analysis section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

Employment Agreements

On August 20, 2001, we entered into amended and restated employment agreements with Robert J. Adamson, Kevin S. Little and Patricia G. Donohoe, amending and restating their original employment agreements, dated June 1, 1998. The terms of these employment agreements are substantially similar other than the individual’s title and salary.

Under the employment agreements, each of Messrs. Adamson and Little and Ms. Donohoe is entitled: (i) to a base salary at a specified annual rate plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board from time to time; (ii) to participate in our stock option plans and other compensation plans offered to our officers and directors; and (iii) to participate in any health, insurance, pension and other benefit plan plans provided to other similarly situated employees.

We are entitled to terminate each employment agreement with or without cause, and each of Messrs. Adamson and Little and Ms. Donohoe is entitled to terminate his or her employment agreement for good reason (as such terms are defined in the employment agreements). In the event that an employment agreement is terminated without cause by us or with good reason by Messrs. Adamson and Little or Ms. Donohoe, as the case may be, such individual will continue to receive his or her base salary for a period of 12 months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period. After such period, Messrs. Adamson and Little, at their option, can continue to participate in our standard healthcare plans, at their own expense. In the event that an employment agreement is terminated under the same circumstances and within 12 months after a change of control of our company, such individual will be entitled to receive a lump sum payment of two times the sum of his or her base salary and other compensation provided under the employment agreement at the rate in effect on the date of termination.

The terms of these employment agreements are further described in the tables above and under the headings “Employment Agreements” beginning on page 17 and “Potential Payments Upon Termination or Change-in-Control” beginning on page 25.

Bonuses and Option Awards

In 2006, the Compensation Committee established potential bonuses for each of our named executive officers. The amount of the potential bonuses was tied to the achievement of specific financial and operational goals. The annual bonuses that we pay to our named executive officers are reported under the heading “Bonus” in the Summary Compensation Table herein, and under the heading “Bonuses” in the Compensation Discussion and Analysis section of this Proxy Statement.

We did not grant any options to our named executive officers during fiscal 2006, and none of our named executive officers exercised any options during fiscal 2006.

Salary, Bonus and Other Compensation in Proportion to Total Compensation

Overall, base salary accounted for approximately 62% of the total compensation of our named executive officers and all other compensation accounted for approximately 38% of the total compensation of our named executive officers. Our named executive officers did not receive incentive compensation during 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officers for the fiscal year ended December 31, 2006.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)(2)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name (1)	Exercisable	Unexercisable
Robert J. Adamson Chairman and Chief Executive Officer	796,076	—		—	$6.06	11/19/2011	—	—	—	—
Kevin S. Little President and Chief Financial Officer	227,450	—		—	$6.06	11/19/2011	—	—	—	—
	33,334	16,666	(2)(3)	—	$7.00	8/17/2014	—	—	—	—
Patricia G. Donohoe, RN Chief Nursing Officer and Executive Vice President	20,000	—		—	$15.00	12/18/2012	—	—	—	—

(1)	N. Larry McPherson, our former Chief Financial Officer, and Gary Peck, our former Chief Operating Officer, are not included in this table because all stock options awarded to Messrs. McPherson and Peck were cancelled following their respective resignations during fiscal 2006.

(2)	The awards shown in this column constitute options granted under our 2001 Stock Incentive Plan, and includes amounts from awards granted prior to fiscal 2006. In December 2005, the Compensation Committee accelerated the vesting of all unvested stock options awarded under our 2001 Stock Incentive Plan, with the exception of Mr. Little, who only had his options that were scheduled to vest in fiscal 2006 accelerated.

(3)	These options will vest on August 17, 2007.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers for the fiscal year ended December 31, 2006.

Name (1)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Adamson Chairman and Chief Executive Officer	15,000	7,500	14,701	—	115,134
Kevin S. Little President and Chief Financial Officer	15,000	7,500	13,540	—	110,308
Patricia G. Donohoe, RN Chief Nursing Officer and Executive Vice President	17,635	4,914	11,156	—	107,663

(1)	N. Larry McPherson, our former Chief Financial Officer, and Gary Peck, our former Chief Operating Officer, are not included in this table because Messrs. McPherson and Peck did not make any contributions to our deferred compensation plan prior to their respective resignations during fiscal 2006.

The amounts in the table above relate to a deferred compensation plan that we established for our senior managers, including our named executive officers. The plan is a nonqualified unfunded deferred compensation plan and all participants’ contributions are held in our name. The deferred compensation plan is further described under the heading “Deferred Compensation Plans” beginning on page 15.

The earnings on the deferred compensation plan were measured by reference to actual earnings of the mutual funds selected by the participants, and administered by an outside third party.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into written employment agreements with Robert J. Adamson, Kevin S. Little and Patricia G. Donohoe. The employment agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the employee. The employee’s rights upon termination of his or her employment depend upon the circumstance of the termination. Central to an understanding of the rights of each employee under the employment agreements is an understanding of the definitions of “cause” and “good reason” that are used in those agreements. For purposes of the employment agreements:

•

we have “cause” to terminate the employee if the employee has engaged in any of a list of specified activities, including the failure, neglect or refusal to perform his or her duties; any willful or intentional act of the employee that has the effect of injuring our reputation or business in any material respect; use of illegal drugs or repeated drunkenness by the employee; conviction of, or plea of guilty or nolo contendere to the commission of a felony by the employee; an act of fraud or embezzlement against us by the employee; or his or her breach of any of the confidentiality, non-competition, non-solicitation or non-disparagement restrictive covenants contained in the employment agreement; and

•

the employee is said to have “good reason” to terminate his or her employment and thereby gain access to the benefits described below in the event his or her responsibilities then in effect are substantially and materially reduced; the employee is relocated to a principal office location more than 50 miles from Boca Raton, Florida; we materially breach the employment agreement; or any successor fails to assume the employment agreement.

The employment agreements include non-competition and non-solicitation provisions that would apply for a period of one year following the employee’s termination of employment for any reason (or three years if such termination occurs within 12 months following a change in control) and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the employee’s termination of employment.

The employment agreements specify payment to the employees upon each of the following situations:

•	death or disability of the employee;

•	termination by us without cause;

•	termination by the employee for good reason; and

•	termination by us without cause or by the employee for good reason after a change in control.

In the event that the employee’s employment terminates for any reason, the employee will receive all accrued but unpaid compensation provided under the employment agreement through the date of such termination, at the rate in effect on the date of termination, plus all accrued but unused vacation time and unreimbursed expenses through the date of termination.

In the event that the employee’s employment is terminated by us without cause (other than by reason of death or disability), or the employee voluntarily resigns with good reason, in addition to the amounts described in the preceding paragraph, the employee will continue to receive his or her base salary for a period of 12 months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period.

In the event that the employee is terminated by us without cause or the employee resigns for good reason within 12 months following a change in control of our company, as defined in the agreements, in addition to the payments described in the preceding paragraphs, the employee will receive a lump sum payment of two times the sum of the employee’s base salary and other compensation provided under the employment agreement at the rate in effect on the date of termination. In addition, if at the time of such termination the employee holds any stock options or warrants, we will cash out those options or warrants based upon the spread between the fair market value of the underlying shares and the applicable exercise price, if any.

In the event that the employee is terminated by us without cause, the employee resigns for good reason or the employee is terminated due to death or disability, we must also reimburse the employee for all legal fees, costs and expenses incurred by the employee in enforcing the employment agreement.

The employment agreements require, as a precondition to the receipt of these payments, that the employee sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities.

The table below illustrates the payouts to each employee under each of the various separation situations. The table assumes that the terminations took place on December 31, 2006.

				Before Change in Control	After Change in Control
	Termination with Cause or w/o Good Reason $	Death $(1)	Disability $(1)	Termination w/o Cause or for Good Reason $	Termination w/o Cause or for Good Reason $
Robert J. Adamson:
Severance	—	350,000	200,000	450,000	900,000
Health benefits	—	—	—	5,800	5,800
Kevin S. Little:
Severance	—	350,000	200,000	367,500	735,000
Health benefits	—	—	—	12,000	12,000
Interest and Applicable Taxes(2)	—	—	—	96,762	96,762
Patricia G. Donohoe, RN:
Severance	—	100,000	100,000	175,000	350,000
Health benefits	—	—	—	5,800	5,800

(1)	Represents amounts payable to the employee under insurance plans in which the employee participates.

(2)	Represents the amount of interest accrued (together with the applicable taxes) under Mr. Little’s promissory note, which such amounts are described under the heading “Setting Executive Compensation – Other Compensation” and set forth in the All Other Compensation Table herein.

On August 2, 2004, we entered into an employment agreement with N. Larry McPherson who served as our Chief Financial Officer. Effective April 28, 2006, Mr. McPherson resigned from his position. In accordance with the terms of his employment agreement, following his termination of employment, Mr. McPherson received the equivalent of 12 month’s salary, on a bi-weekly basis, in the aggregate amount of $236,250, health benefits under our health plans for the same period of time valued in the aggregate amount of $12,000, and accrued but unused vacation and unreimbursed expenses in the aggregate amount of $9,266. The Employment Agreement, pursuant to which we agreed to make such payments to Mr. McPherson, was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 26, 2004.

On March 10, 2005, we entered into an employment agreement with Gary Peck who served as our Chief Operating Officer. Effective January 16, 2006, Mr. Peck resigned from his position. Pursuant to a General Waiver and Release of Claims, dated January 17, 2006, and in accordance with the terms of his employment agreement, following his termination of employment, Mr. Peck received the equivalent of 12 month’s salary, on a bi-weekly basis, in the aggregate amount of $375,000, health benefits under our health plans for the same period of time valued in the aggregate amount of $12,000, and accrued but unused vacation and unreimbursed expenses in the aggregate amount of $1,626. The General Waiver and Release of Claims, pursuant to which we agreed to make such payments to Mr. Peck, was filed as Exhibit 10.18 to our Annual Report on Form 10-K for the fiscal year ended December 25, 2005.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill-level required by us of members of the Board.

Cash Compensation

We do not pay directors who are our employees additional compensation for their services as a director. We pay Messrs. Hollis, Incarnati, Robinson and Wester, and Dr. Boykin $7,500 per fiscal quarter for serving on the Board. We pay the aforementioned directors an additional $2,500 per fiscal quarter for serving on a committee or an additional $7,500 per fiscal quarter if they are the committee’s chairman. We reimburse each member of the Board for out-of-pocket expenses incurred in connection with attending the Board and committee meetings.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with our stockholders, from time to time we may also grant options to purchase shares of our Common Stock to our non-employee directors under our 2001 Stock Incentive Plan.

Director Compensation Table

The table below summarizes the total compensation paid by us to our directors for the fiscal year ended December 31, 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joel Ackerman(4)	—	—	—	—	—	—	—
Anne Boykin, PhD, RN	42,500	—	—	—	—	—	42,500
Philip A. Incarnati	90,000	—	—	—	—	—	90,000
Edward J. Robinson	40,000	—	—	—	—	—	40,000
David Wester	30,000	—	—	—	—	—	30,000
David J. Wenstrup(4)	—	—	—	—	—	—	—
C. Daryl Hollis	100,000	—	—	—	—	—	100,000

(1)	Robert J. Adamson, our Chairman and Chief Executive Officer, is not included in this table because he is an employee of the Company and he receives no additional compensation for his services as a director. The compensation received by Mr. Adamson as our employee is reflected in the Summary Compensation Table herein.

(2)	The awards shown in this column constitute options granted under our 2001 Stock Incentive Plan, and includes amounts from awards granted prior to fiscal 2006. Due to the Compensation Committee’s approval in December 2005 to immediately vest certain option grants, all director options were vested prior to fiscal 2006 and as such, there was no amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R). See Note 1 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	As of December 31, 2006, each director has the following options outstanding: Anne Boykin, PhD, RN; 25,000; Philip A. Incarnati: 50,000; Edward J. Robinson: 25,000; David Wester: 25,000; and C. Daryl Hollis: 50,000. Messrs. Ackerman and Wenstrup do not have any options outstanding.

(4)	Messrs. Ackerman and Wenstrup do not receive any compensation for their services as a director, because they were designated by Warburg Pincus, one of our principal stockholders, in accordance with the stockholders agreement described under the heading “Stockholders Agreement” in the Certain Relationships and Related Transactions section herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

On October 26, 2001, we entered into a stockholders agreement with Warburg Pincus Private Equity VIII, L.P. and certain of our other stockholders. The provisions of the stockholders agreement terminated upon consummation of our initial public offering on April 23, 2002, except that:

•

for as long as any investor that is a party to the stockholders agreement beneficially owns at least 20% of our outstanding shares, we are obligated to nominate and use our best efforts to have two individuals designated by that investor elected to the Board; and

•

for as long as any investor that is a party to the stockholders agreement beneficially owns at least 10% of our outstanding shares, we are obligated to nominate and use our best efforts to have one individual designated by that investor elected to the Board.

Accordingly, Warburg Pincus has the right under the stockholders agreement to designate two persons to the Board. Currently, the directors designated by Warburg Pincus are Joel Ackerman and David J. Wenstrup.

Other Transactions

Anne Boykin, a Class I Director, is the Dean of the College of Nursing at Florida Atlantic University. During the 2006 fiscal year, we paid less than $0.1 million in donations to the Florida Atlantic University Foundation to support the University’s center for nursing. Dr. Boykin received no personal monetary benefit from the donations paid by us.

Philip A. Incarnati, a Class II Director, is the chief executive officer of a healthcare delivery system that utilizes our staffing services in the ordinary course of business. During the 2006 fiscal year, we billed approximately $2.8 million for these services. Mr. Incarnati received no personal monetary benefit from the transactions.

David Wester, a Class II Director, is the president of a healthcare services company that uses our staffing services in the ordinary course of business. During the 2006 fiscal year, we billed approximately $0.2 million for these services. Mr. Wester received no personal monetary benefit from the transactions.

The Board has measured the amounts received or paid by us in each of the above transactions against the threshold amounts set forth in Section 303A.02(b)(v) of the NYSE’s Listed Company Manual. The Board has determined that Messrs. Incarnati and Wester and Dr. Boykin are independent because the amounts set forth in each of the above transactions are immaterial and do not meet the threshold amounts set forth in Section 303A.02(b)(v) of the NYSE’s Listed Company Manual and such directors do not have any other material relationships with us.

Related Person Transactions

Pursuant to our Nominating Committee charter, our Nominating Committee is required to advise the Board with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any related persons or any transaction otherwise required to be reported pursuant to Item 404 of Regulation S-K of the Securities and Exchange Act of 1934. Our policy regarding related person transactions is outlined in our Code of Business Conduct and Ethics, which requires all directors, officers and employees to immediately notify us if they have a potential or apparent conflict of interest, and to obtain approval of any related persons transactions. Further, to identify related person transactions, we submit and require our directors, director nominees and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, director nominee, executive officer or any of their immediate family members may have an interest.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our outstanding Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received by us, we believe that, during the year ended December 31, 2006, all of our directors and executive officers, as well as beneficial owners of more than 10% of our outstanding Common Stock, complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth information regarding beneficial ownership of our Common Stock as of April 16, 2007 for each director and nominee for director, each of our named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Subject to Vested Options	Total Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Robert J. Adamson (1)	796,076	395,668	3.8%
Kevin S. Little	260,784	355,508	2.0%
Patricia G. Donohoe, RN	20,000	172,730	*
Joel Ackerman (2)	—	14,525,036	48.0%
David J. Wenstrup (2)	—	14,525,036	48.0%
Anne Boykin, PhD, RN	25,000	500	*
C. Daryl Hollis	50,000	200	*
Philip A. Incarnati	50,000	—	*
Edward Robinson	25,000	3,000	*
David Wester	25,000	—	*
All directors and executive officers as a group (10) persons	1,251,860	15,452,642	53.0%

*	Less than one percent of the outstanding shares of Common Stock.

(1)	The total shares listed for Robert J. Adamson include shares held by Mr. Adamson and the following entities: RJA Holdings Limited Partnership (“RJA Holdings”) and RJA Capital Limited Partnership (“RJA Capital”). As President of the General Partner of RJA Holdings and RJA Capital, Mr. Adamson is deemed to beneficially own the 31,295 shares held by RJA Holdings and the 363,194 shares held by RJA Capital.

(2)	The stockholder is Warburg Pincus Private Equity VIII, L.P., including two affiliated limited partnerships. All shares indicated as owned by Messrs. Ackerman and Wenstrup are included because of their affiliation with the Warburg Pincus entities. Messrs. Ackerman and Wenstrup disclaim beneficial ownership of all shares owned by the Warburg Pincus entities. See Note 1 to the Security Ownership of Certain Beneficial Owners table below.

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding beneficial ownership of our Common Stock as of April 16, 2007 for each stockholder who we know beneficially owns more than 5% of our outstanding shares of Common Stock. The information below is as reported in the stockholders’ filings with the Securities and Exchange Commission.

Name of Beneficial Owner	Shares Subject to Vested Options	Total Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Warburg Pincus Private Equity VIII, L.P. (1)	—	14,525,036	48.0%
Nautic Partners V, LP (2)	—	3,015,016	10.0%
Artisan Partners Limited Partnership (3)	—	2,955,100	9.8%
Dimensional Fund Advisors, Inc. (4)	—	1,676,798	5.5%

(1)	The stockholder is Warburg Pincus Private Equity VIII, L.P., including two affiliated limited partnerships (“WP VIII”). Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC (“WP LLC”). The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. Messrs. Ackerman and Wenstrup, directors of our company, are Partners of WP and Managing Directors and members of WP LLC. Messrs. Ackerman and Wenstrup disclaim beneficial ownership of all shares owned by the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares owned by the Warburg Pincus entities. Their address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017. See Note 2 to the Security Ownership of Directors and Executive Officers table above.

(2)	The total shares listed under Nautic Partners V, LP (“NP5”), formerly known as Navis Partners V, LP, consist of shares held by NP5 and the following entities: Fleet Equity Partners VI, LP (“FEP6”), Fleet Venture Resources, Inc. (“FVR”), Kennedy Plaza Partners III, LLC (“KPP3”), Chisholm Partners IV, LP (“CP4”), and Kennedy Plaza Partners II, LLC (“KPP2”). These entities and certain persons affiliated with them may be deemed to be a group within the meaning of Section 13(d)(3). The address of NP5 is 50 Kennedy Plaza, Providence, RI 02903. Pursuant to an agreement dated June 30, 2000, among FleetBoston Financial Corporation (“FBF”) and certain other parties thereto (“Management Agreement”) FBF delegated voting and investment power over certain of the shares to certain persons and entities named therein who are affiliated with the entities named above. Pursuant to the Management Agreement, Silverado IV Corp. was given sole voting and investment power over the 135,674 shares owned by FEP6. NP5 owns 2,008,001 shares. KPP3 owns 2,010 shares. CP4 owns 536,169 shares. KPP2 owns 16,585 shares. FVR holds 316,577 shares that were obtained as part of a co-investment arrangement with CP4 under the Management Agreement. All information for these parties has been derived from the Schedule 13G that was filed with the Securities and Exchange Commission on February 15, 2007.

(3)	The stockholder is Artisan Partners Limited Partnership (“APLP”), including Artisan Corporation (“Artisan Corp.”), the general partner of APLP, Andrew A. Ziegler, Carlene Murphy Ziegler and Artisan Funds, Inc. Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp. The address for all stockholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. All information for these parties has been derived from the Schedule 13G that was filed with the Securities and Exchange Commission on January 26, 2007.

(4)	The stockholder is Dimensional Fund Advisors, Inc., which acts as an investment advisor or manager to certain investment companies, trusts and accounts. The address of the stockholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All information for the stockholder has been derived from the Schedule 13G that was filed with the Securities and Exchange Commission on February 9, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We have not yet selected an independent registered public accounting firm to perform an independent audit for the 2007 fiscal year, because the Board generally makes this selection later in the calendar year. Ernst & Young served as our independent registered public accounting firm for the 2006 fiscal year. Representatives of Ernst & Young are expected to attend the Annual Meeting and will have the opportunity to make a statement and are expected to be available to answer appropriate questions.

Audit Fees

Fees for professional services provided in connection with the audit of our annual financial statements included in our Form 10-K, the review of our interim financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting were $927,000 (of which an aggregate amount of $849,000 had been billed through December 31, 2006) for the 2006 fiscal year and $844,000 (of which an aggregate amount of $438,000 had been billed through December 25, 2005) for the 2005 fiscal year.

Audit-Related Fees

Ernst & Young did not provide us with any audit-related services during the 2006 fiscal year. Ernst & Young billed us an aggregate of $49,000 in fees for audit-related services rendered during the 2005 fiscal year relating to our filings with the Securities and Exchange Commission and due diligence assistance in connection with a proposed acquisition. 100% of these services were approved by the Audit Committee.

Tax Fees

Ernst & Young did not provide us with any tax services related to tax advice and compliance during the 2006 and 2005 fiscal years.

All Other Fees

During the 2006 and 2005 fiscal years, Ernst & Young provided $1,500 of services to us other than those in the categories noted above. These fees related to obtaining access to Ernst & Young’s online research database.

The Audit Committee approves in advance all audit and non-audit services performed by our independent registered public accounting firm. The Audit Committee approved 100% of all professional services performed by Ernst & Young during fiscal 2006. The Audit Committee considered whether, and is satisfied that, the provision of these services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

A copy of our Annual Report to Stockholders for the year ended December 31, 2006, including financial statements for the year ended December 31, 2006 and the auditors’ report thereon, is included with this Proxy Statement. The financial statements and auditors’ report will be formally laid before the Annual Meeting, but no stockholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described in this Proxy Statement that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Householding of Materials

We are sending only one copy of this Proxy Statement and our Annual Report to those households in which multiple stockholders share the same address unless we have received instructions from a stockholder requesting receipt of separate copies of these materials. If you are a stockholder of ours, who shares the same address as other stockholders of ours, and would like to receive a separate copy of this Proxy Statement or our Annual Report, please send a written request to the attention of the Secretary of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Indicate which materials you want and the address to which they should be mailed. If you share the same address as multiple stockholders and would like us to send only one copy of future proxy statements, information statements and annual reports, please write us at the address listed above.

Stockholder Proposals for 2008 Annual Meeting of Stockholders

Stockholder proposals must be received in writing by our Secretary no later than December 30, 2007 and must comply with the requirements of the Securities and Exchange Commission and our bylaws in order to be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of our stockholders to be held in 2008. Such proposals should be directed to the attention of the Secretary of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Stockholders who intend to nominate persons for election as directors at our annual meetings must comply with the advance notice procedures and other provisions set forth in our bylaws in order for such nominations to be properly brought before the 2008 Annual Meeting of Stockholders. These provisions require, among other things, that written notice by a stockholder be received by our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the Annual Meeting.

If a stockholder proposal is introduced in the 2008 Annual Meeting of Stockholders without any discussion of the proposal in our proxy statement, and the stockholder does not notify us on or before April 21, 2008, as required by Rule 14a–4(c)(1) of the Securities Exchange Act of 1934, of the intent to raise such proposal at the Annual Meeting of Stockholders, then proxies received by us for the 2008 Annual Meeting of Stockholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

By order of the Board of Directors

Kevin S. Little
Secretary

Boca Raton, Florida

April 27, 2007

APPENDIX A

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MEDICAL STAFFING NETWORK HOLDINGS, INC.

The undersigned hereby revokes all prior proxies and appoints Robert J. Adamson and Kevin S. Little, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.01 per share, of Medical Staffing Network Holdings, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Tuesday, June 5, 2007 at 12:00 p.m., local time, at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, FL 33487, and at any postponements or adjournments thereof, on any matter properly coming before the meeting and specifically the matters described on the reverse side hereof.

Date:___________________________ , 2007

(Signature of Stockholder)

(Signature of Stockholder)

Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.	(continued on reverse side)

A-1

Please mark your votes as indicated in this example	X

Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Proxy Statement.

1.	To elect Robert J. Adamson, David J. Wenstrup and C. Daryl Hollis as Class III directors to serve until our 2010 Annual Meeting.

The Board of Directors recommends a vote FOR proposal 1.

NOMINEES: ☐ Robert J. Adamson

☐ FOR THE NOMINEES	☐ David J. Wenstrup

☐ C. Daryl Hollis
☐ WITHHOLD AUTHORITY FOR THE NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

Instructions: To withhold authority to vote for any nominee listed above, write the nominee’s name in the space provided below.

This proxy will be voted as specified. If no specification is made, it will be voted FOR the proposals listed above and at the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

A-2